PENNS WOODS BANCORP, INC.
                     Corporate Headquarters
                      115 South Main Street
                     Jersey Shore, PA  17740

                        Theodore H. Reich
                            President
                               and
                     Chief Executive Officer

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON April 28, 1999


To Our Shareholders:

    Notice is hereby given that the Annual Meeting of holders of common stock of Penns Woods Bancorp, Inc., (the "Corporation") will be held at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street, Williamsport, PA 17703-0967, on April 28, 1999, at 1:00 P.M., for the following purposes:

     1. To elect three (3) Class 3 Directors, to serve for a three-year term that will expire in 2002, and until their successors are elected and qualified.

     2. To ratify the appointment by the Corporation's Board of Directors of Parente, Randolph, Orlando, Carey & Associates of Williamsport , Pennsylvania, Certified Public Accountants as the independent auditors for the Corporation for the year ending December 31, 1999; and

    3. To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

     Holders of record at the close of business on March 9, 1999, shall be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the Annual Meeting, each shareholder is entitled to one vote for each share of common stock, $10.00 par value, of the Corporation registered in the shareholder's name on the record date.

     A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted by (1) giving written notice of revocation to Sonya E. Hartranft, Secretary, Penns Woods Bancorp, Inc., 300 Market Street, PO Box 967, Williamsport, PA
17703-0967, (2) executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation or (3) voting in person after giving written notice to the Secretary of the Corporation.

     All Proxies properly executed and not revoked will be voted as specified.

     A copy of the Corporation's Annual Report and Form 10-K for the fiscal year ended December 31, 1998 is being mailed with this Notice. The Annual Report should not be regarded as Proxy solicitation materials.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional Proxy solicitation.

     You are cordially invited to attend the Annual Meeting. The giving of such Proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.

                              By Order of the Board of Directors,


                              Theodore H. Reich
                              President and
                              Chief Executive Officer

Dated:  March 25, 1999

                    PENNS WOODS BANCORP, INC.

         115 South Main Street, Jersey Shore, PA  17740

     PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON April 28, 1999

Introduction, Date, Time and Place of Annual Meeting

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PENNS WOODS BANCORP, INC. (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the "Annual Meeting") of holders of common stock (the "common stock") of the Corporation to be held on April 28, 1999, at 1:00 P.M., at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street, Williamsport, PA 17701, and any adjournment or postponement thereof.

     The main office of the Corporation is located at 115 South Main Street, Jersey Shore, PA 17740. The telephone number is
(570) 398-2213. All inquiries should be directed to Theodore H. Reich, President of the Corporation, (570) 322-1111. The Bank is a wholly owned subsidiary of the Corporation.

Voting Securities

     Holders of record of the common stock, par value $10.00 per share, at the close of business on March 9, 1999, will be entitled to notice of and to vote at the Annual Meeting. On
March 9, 1999 there were 2,837,167 shares of common   stock
issued and outstanding. Each share of the common stock outstanding as of the close of business on March 9, 1999, is entitled to one vote on each matter that comes before the meeting and holders do not have cumulative voting rights with respect to the election of directors.

     Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required for the ratification of the independent auditors.
<PAGE 1> Abstentions and broker non-votes will not constitute or be counted as votes cast and therefore will not count either for or against the ratification of auditors.

     All Proxies properly executed and not revoked will be voted as specified.

Solicitation

     This Proxy Statement and enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation
on or about March 25, 1999.   Shares represented by the Proxy, if
properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted "FOR" the Class 3 nominees noted and "FOR" the ratification of the appointment of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, as the independent auditors for the year ending December 31, 1999. The execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person if the shareholder gives written notice to the Secretary of the Corporation. The cost of assembling, printing, mailing and soliciting Proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the solicitation of Proxies by use of the mails, directors, officers and employees of the Corporation and\or the Bank may solicit Proxies by telephone, telegraph or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding Proxy soliciting material to the beneficial owners of shares.

Right of Revocation

     A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted (1) by giving written notice of revocation to Sonya E. Hartranft, Secretary, Penns Woods Bancorp, Inc., 300 Market Street, P.O. Box 967, Williamsport, PA 17703-0967, (2) by executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation or
(3) by voting in person after giving written notice to the Secretary of the Corporation.

Quorum

     Pursuant to the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for transaction of business at the Annual Meeting.
  <PAGE 2>
 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS

     As of March 9, 1999, there were no persons who owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation's Common
Stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS
AND MANAGEMENT

     The following table sets forth as of March 9, 1999, information regarding the number of shares and percentage of the outstanding shares of Common Stock beneficially owned by each Director, each nominee for Director and each Executive Officer named in the Summary Compensation Table appearing herein, and all Directors and Officers as a group.The following table also sets forth the name, address, principal occupation and certain additional information regarding each Director.


                                   Principal                                                            Number
                                   Occupation                                                           Shares           Percentage
Name and                           for past                                          Affiliate          Beneficially       of
Address (1)                        Five Years (2)                            Age     Since (3)          Owned (4)        Class
Phillip H. Bower                    Owner                                     65      1989              33,202 (J)        1.36%
Turbotville, PA                     Central Equipment                                (1989)              5,168 (BI)
Class 2 (B)                         (Equipment Rental)                                                     250 (BI)

Lynn S. Bowes                       Farmer                                    61      1983              19,800 (I)        1.97%
Jersey Shore, PA                                                                     (1974)             32,245 (J)
Class 3 (A)                                                                                              3,498 (BI)
                                                                                                           250 (BI)

William S. Frazier                  Owner,                                    67      1983              43,676 (I)        2.32%
Jersey Shore, PA                    Shore Auto Parts, I                              (1980)              7,736 (J)
Class 3 (A)                                                                                             14,084 (BI)
                                                                                                           250 (BI)

James M. Furey, II                  President &                               51      1990               1,495 (I)        .24%
Cogan Station, PA                   General Manager                                  (1990)              4,387 (J)
Class 2 (B)                         Eastern Wood Products                                                  544 (BI)
                                    (Hardwood Lumber Products)                                             250 (BI)

Allan W. Lugg                       Partner in the Law                        70      1995              19,142 (I)        .68%
Flemington, PA                      Law Firm of Lugg & Lugg                          (1995)               250 (BI)
Class 1 (C)

Jay H. McCormack                    President & Owner,                        61      1983              14,036 (I)        .60%
Williamsport, PA                    J.H.M. Enterprises,                              (1974)              2,656 (BI)
Class 3 (A)                         (Trucking Company)                                                     250 (BI)

R. Edward Nestlerode, Jr.           Vice President                            46      1995               2,596 (I)        .19%
Lock Haven, PA                      Nestlerode Contracting                           (1995)              2,470 (J)
Class 1 (C)                         Co., Inc.                                                              200 (BI)
                                                                                                           250 (BI)

James E. Plummer                    Secretary of the Bank;                     56      1995              9,300 (I)       1.14%
Lock Haven, PA                      Retired,                                          (1995)            21,588 (J)
Class 2 (B)                         Former President of                                                  1,080 (BI)
                                    Lock Haven Savings Bank                                                250 (BI)
                      <PAGE 3>
Theodore H. Reich                   President of the Bank                      60      1983              32,660 (I)      1.85%
Jersey Shore, PA                    & the Corporation                                 (1973)              4,532 (J)
Class 2 (B)  Corporation                                                                                  8,426 (BI)
                                                                                                          6,900 (BI)

William H. Rockey                   Senior Vice President of the Bank;         52      1999              20,531 (J)       .72%
Centre Hall, PA                     Senior Vice President of the
Class 1  (C)                        Corporation;
                                    Former President of First National
                                    Bank of Spring Mills

Hubert A. Valencik                 Senior Vice President and Loan             57      1984              7,796 (J)        .35%
Jersey Shore, PA                    and Loan Officer of the Bank;                                        2,000 (BI)
                                    Vice President of the Corporation

Ronald A. Walko                     Senior Vice President and Loan             52      1986                300 (I)        .36%
Montoursville, PA                   Officer of the Bank;                                                 3,828 (J)
                                    Vice President of the                                                  350 (BI)
                                    Corporation                                                          5,650 (BI)

All Executive Officers and Directors as a Group (D)                                                    338,350          11.82%

*(I) Individual Ownership   (J) Joint Ownership    (BI) Beneficial Interest

(A) A Nominee for Class 3 Director whose term, if elected at the Annual Meeting, will expire in 2002.
(B)  A Director whose term expires in 2000.
(C)  A Director whose term expires in 2001.
(D)  Executive Officer of the Corporation included is Sonya E.
     Hartranft, Secretary.

     (1) There is no family relationship, by blood, marriage or adoption between any of the foregoing Directors and any other Executive Officer or Director of the Corporation or its subsidiaries. None of the foregoing Directors or Executive Officers are involved in any legal action that is material to an evaluation of their ability or integrity to act as a Director or Executive Officer.

     (2) All Directors, nominees and Executive Officers have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years except Mr. James E. Plummer who was President of Lock Haven Savings Bank from September 1987 through April 7, 1995 and William H. Rockey who was President of the First National Bank of Spring Mills from 1986 through January 8, 1999.

     (3) The date appearing in parenthesis opposite each Director's name in the "Affiliate Since" column represents the year in which each such nominee or Director became a Director of the Bank. Each person listed presently serves as a Director of the Corporation except Mr. Walko and Mr. Valencik who joined the Bank in 1986 and 1984 respectively.

     (4) The foregoing Directors and Executive Officers, as of March 9, 1999, according to the information supplied by them, owned beneficially, directly or indirectly, the number of shares of common stock of the Corporation set opposite their respective names. Beneficial Ownership is determined in accordance with the definitions of "beneficial ownership" set forth in the General
<PAGE 4> Rules and Regulations of the Securities and Exchange
Commission and may include, in addition to shares held by the Director, securities owned by or for the benefit of the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 9, 1999. Beneficial ownership may be disclaimed as to certain of the securities.
     (5) Mr. Reich also serves as: Director - Norcen Industries, Inc.; Advisory Director - Northcentral Pennsylvania Conservancy; Chairman-Elect - Little League Baseball, Incorporated; General Partner - Keystone Realty Associates

            THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Corporation appointed the following committees for 1998:

                                                                             Number of Times
                                                                             Met During 1998
AUDIT:              Phillip H. Bower, James M. Furey, II, Allan W. Lugg,         0
                    Jay H. McCormick and R. Edward Nestlerode, Jr.

BUILDING:           Lynn S. Bowes, William S. Frazier, Jay H. McCormick          0
                    and R. Edward Nestlerode, Jr.

The Bank appointed the following committees for 1998:

AUDIT:              Phillip H. Bower, James M. Furey, II, Allan W. Lugg,         4
                    Jay H. McCormick, and R. Edward Nestlerode, Jr.

BUILDING:           Lynn S. Bowes,  William S. Frazier, Jay H. McCormick         0
                    and R. Edward Nestlerode, Jr.

RETIREMENT:         Phillip H. Bower,  James E. Furey, II, Allan W. Lugg         0
                    and James E. Plummer

INSURANCE:          Phillip H. Bower, William S. Frazier  and James E.           1
                    Plummer

SALARY:             Phillip H. Bower, Lynn S. Bowes, William S. Frazier,         1
                    James M. Furey, II, Allan W. Lugg, Jay H. McCormick,
                    R. Edward Nestlerode, Jr., and James E. Plummer

ASSET LIABILITY:    Lynn S. Bowes, William S. Frazier, Allan W. Lugg,            4
                    Sonya E. Hartranft, Theodore H. Reich, Hubert A.
                    Valencik, Ronald A. Walko and William P. Young

    The Board of Directors of the Corporation met eight (8) times during 1998. The Board of Directors of the Bank met twenty-four
(24) times during 1998. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees of which they were members.

     The Board of Directors of the Corporation assumes the role of the nominating committee. In determining its nominees for
<PAGE 5> election to the Board, the Board of Directors will
consider nominees recommended by shareholders. Such shareholder recommendations for the year 2000 shall be made in writing no later than January 1, 2000, addressed to the Corporate Secretary, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, Pennsylvania 17701. Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not later than the close of business on the twentieth day immediately preceding the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

              PRINCIPAL OFFICERS OF THE CORPORATION

     The following table lists the Executive Officers of the Corporation as of March 9, 1999:

                                                                                         Number        Year
                                                                             Bank        of Shares     First
                                     Position and/or Offices                 Employee    of the        Elected
Name                          Age    With the Corporation                    Since       Corporation   an Officer
Theodore H. Reich             60     President & Chief Executive Officer     1970         52,518       1983
Ronald A. Walko               52     Vice President                          1986         10,128       1987
Hubert A. Valencik            57     Vice President                          1984          9,796       1985
Sonya E. Hartranft            39     Secretary                               1981          4,474       1984

     Mr. Reich joined the Bank in 1970 as Vice President and
Cashier, and was elected President in 1973. On January 7, 1983, he became President of Penns Woods Bancorp, Inc.

                      ELECTION OF DIRECTORS

     The Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) Directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The Board of Directors has set the number of Directors to be ten (10). The Bylaws further provide that the Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class 3. The Directors of each class serve for a term of three
(3) years and until their successors are elected and qualified. The Directors of the Corporation serve as follows:
  <PAGE 6>
 Nominees for Election as Class 3 Directors to serve until 2002:
                          Lynn S. Bowes
                       William S. Frazier
                        Jay H. McCormick

             Class 2 Directors to serve until 2000:
                        Phillip H. Bower
                       James M. Furey, II
                        James E. Plummer
                        Theodore H. Reich

             Class 1 Directors to serve until 2001:
                          Allan W. Lugg
                    R. Edward Nestlerode, Jr.
                        William H. Rockey

     It is intended that the Proxies solicited hereunder will be voted FOR (unless otherwise directed) the three (3) nominees listed previously for election as Class 3 Directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a Director for any reason. However, in the event one or more of the nominees should be unable to stand for election, Proxies will be voted for the remaining nominees in accordance with the best judgment of the Proxyholders.

                     EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation for services in all capacities to the Corporation and the Bank for the three years ended December 31, 1998 for those persons who were as of December 31,1998, Named Executives, (i) the Chief Executive officer and (ii) the only other two Executive Officers whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE
                       ANNUAL COMPENSATION                                LONG TERM COMPENSATION
                                                                         AWARDS            PAYOUTS
                                                                                       Securities
    Name                                                     Other        Restricted   Underlying
     and                                                     Annual       Stock         Options/      LTIP        All Other
  Principal                       Salary       Bonus      Compensation    Award(s)       SAR's       Payouts      Compensation
  Position                Year    ($)(1)         ($)      ($)      (2)       ($)       ($)   (3)       ($)             ($)
Theodore H. Reich         1998    $186,606     $107,231         $0             $0           900         $0         $6,148 (4)
Chief Executive           1997    $169,204     $200,500         $0             $0         6,000         $0         $5,939
Officer (6)               1996    $167,904     $ 50,500         $0             $0         6,000         $0         $5,939

Ronald A. Walko           1998    $109,473     $ 34,807         $0             $0           750         $0         $2,890 (5)
Vice President            1997    $100,828     $ 25,500         $0             $0         3,000         $0         $2,604
                          1996    $95,420      $ 12,500         $0             $0         1,500         $0         $2,158

Hubert A. Valencik        1998    $83,174      $ 18,699         $0             $0           500         $0         $2,037 (5)
Vice President            1997    $78,286      $ 13,511         $0             $0         1,000         $0         $1,836
                          1996    $74,152      $  9,000         $0             $0           950         $0         $1,663

  <PAGE 7>
(1) Total includes base salary and directors fees for Mr. Reich and base salary for Mr. Walko and Mr. Valencik. Directors fees paid to Mr. Reich were $11,600, $9,200 and $7,900 in 1998, 1997 and 1996, respectively. A retainer fee of $2,000 is included in the directors fee totals for 1998 and 1997 and $1,000 for 1996.

(2) The cost of certain perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus.

(3) Indicates number of shares of Common Stock of the Corporation for which options were granted during applicable periods. The options granted in 1997 and 1996 have been adjusted for the 100% stock dividend issued on January 15, 1998.

(4) Indicates contributions paid in 1998, 1997 and 1996 in the amount of $3,376, $3,167 and, $3,167 respectively, by the Bank to the Bank's 401(k) Plan for the benefit of Mr. Reich and life insurance premiums of $2,772 for each year indicated.

(5)  Indicates contributions paid by the Bank to the Bank's
     401(k) Plan for the benefit of Mr. Walko and Mr. Valencik.

(6)  Mr. Reich serves as both President and Chief Executive
     Officer of the Corporation and the Bank and is a member of the Board of Directors of the Corporation and the Bank.

(7) Mr. Walko serves as Vice President of the Corporation and as Senior Vice President and Senior Loan Officer of the Bank.

(8) Mr. Valencik serves as Vice President of the Corporation and as Senior Vice President and Operations Officer of the Bank.

                        OPTION/SAR GRANTS

     The following table sets forth information concerning grants of stock options to Theodore H. Reich, Chief Executive Officer of the Corporation, and the other Named Executives during the fiscal year ended December 31, 1998.
  <PAGE 8>
            OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                                                                        Potential Realizable
                                                                                                Value at Assumed
                                                                                                Annual Rates of
                                                                                                  Stock Price
                                                                                                  Appreciation
                                                Individual Grants                               for Option Term (2)

                       Number of     % of Total
                      Securities      Options/
                       Underlying       SARs
                        Options/      Granted to    Exercise      Market
                          SARs        Employees     or Base      Price at
                        Granted       in Fiscal      Price         Grant        Expiration
   Name                   (#)           Year         ($/Sh)        Date            Date             5%($)          10%($)
Theodore H. Reich         900            10%         $58.50        $58.50         12/2003         $14,546         $32,143
Ronald A. Walko           750             8%         $58.50        $58.50         12/2003         $12,122         $26,786
Hubert A. Valencik        500             6%         $58.50        $58.50         12/2003         $ 8,081         $17,857

(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were granted to the Named Executives during the three years ended December 31, 1998. Options were granted by the Corporation to Mr. Reich, Mr. Walko and Mr. Valencik pursuant to Stock Option Agreements by and between the Corporation and Mr. Reich, Mr. Walko and Mr. Valencik. All options granted under the agreements represent incentive stock options. Each option granted shall be exercisable only after the expiration of six months following the date of grant. The options are exercisable for a period of five years from the date of grant.

(2) The dollar amounts set forth above are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Corporation's Common Stock.

     The following table sets forth information concerning the exercise of options to purchase Common Stock by the Named Executives during the fiscal year ended December 31, 1998, as well as the number of securities underlying unexercised options and the potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 1998.
  <PAGE 9>
                 AGGREGATED OPTION/SAR EXERCISES
        IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                  Number of
                                                                 Securities             Value of
                                                                 Underlying            Unexercised
                                                                 Unexercised           In-the-Money
                                                                 Options/SARs          Options/SARs
                                                                 at FY-End (#)         at FY-End ($)
                         Shares Acquired        Value             Exercisable/          Exercisable/
      Name               on Exercise (#)     Realized ($)       Unexercisable (1)     Unexercisable (2)
Theodore H. Reich            6,000              $246,000             6,000/900          $188,550/1,350
Ronald A. Walko                600              $ 24,600             4,900/750          $175,025/1,125
Hubert A. Valencik             450              $ 18,450             1,500/500          $ 52,675/750

(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1998 or outstanding at fiscal year-end 1998.

(2) "In-the-money" options are stock options with respect to which the market value of the Corporation's Common Stock exceeded the exercise price at December 31, 1998. The value of such options is determined by subtracting the aggregate exercise price of such options from the aggregate fair market value of the underlying shares of Common Stock on December 31, 1998.

                         RETIREMENT PLAN

     The Bank has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee's annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee's W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers and life insurance coverage that exceeds $50,000. The Bank's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets are comprised of common stock and U.S. Government and corporate debt securities.

     The accrued Normal Retirement Benefit is determined by the following formula:

     1.4% of the average annual compensation up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service. Based on the preceding formula, projected annual retirement benefits for a participant turning age 65 in 1998 are set forth below.
  <PAGE 10>

       Final Five Years              Total Projected Years of Service
     Annual Compensation              15      20        30       35
           10,000                   2,100   2,800     4,200    4,900
           20,000                   4,200   5,600     8,400    9,800
           30,000                   6,300   8,400    12,600   14,700
           40,000                   9,198  12,265    18,397   21,463
           50,000                  12,198  16,265    24,397   28,463
           60,000                  15,198  20,265    30,397   35,463
           70,000                  18,198  24,265    36,397   42,463
           80,000                  21,198  28,265    42,397   49,463
           90,000                  24,198  32,265    48,397   56,463
          100,000                  27,198  36,265    54,397   63,463
          125,000                  34,698  46,265    69,397   80,963
          150,000 *                42,198  56,265    84,397   98,463
          175,000                  42,198  56,265    84,397   98,463
          200,000                  42,198  56,265    84,397   98,463
          225,000                  42,198  56,265    84,397   98,463
          250,000                  42,198  56,265    84,397   98,463

* Compensation for the purpose of calculating benefits is limited by the Internal Revenue Code to $150,000.

     The estimated annual benefits payable upon retirement at normal retirement age to Theodore H. Reich for the fiscal year 1998 is $95,989, to Mr. Walko is $43,468 and to Mr. Valencik is $28,336. As of December 31, 1998, Mr. Reich was credited with twenty-six years of service, Mr. Walko was credited with eleven years of service and Mr. Valencik was credited with thirteen years of service. The number of Plan Participants in 1998 was
127.  Total plan assets as of December 31, 1998 were $3,475,847.

                    COMPENSATION OF DIRECTORS

     All directors of the Bank receive $400.00 for each meeting of the Board of Directors and $200.00 for each committee meeting of the Board of Directors of the Bank. A $2,000 retainer fee was also paid to each Director of the Corporation during 1998. In addition, directors receive compensation for accompanying an officer on property appraisals at a rate of $20.00 for the first hour and $10.00 for each subsequent hour. The Secretary of the Board of Directors also receives $50.00 for each Board meeting. In the aggregate, the Board of Directors received $83,465.00 for all Board of Directors' meetings and committee meetings of the Bank attended. This total also includes the total received for appraisals, the secretarial function and the retainer fee. A portion of these fees were used to fund a deferred compensation plan for Directors who participated in the plan.

       BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of the Corporation is responsible for the management of the affairs of the Corporation and the supervision of its subsidiary, Jersey Shore State Bank. The
<PAGE 11> Board of Directors best serves the interests of its shareholders, customers and the communities served by the Corporation and its subsidiary by engaging persons who have the skills and expertise to implement the strategic goals and objectives of the Corporation in a cost-effective manner. The Corporation's philosophy concerning the Bank's compensation program is to offer competitive compensation for each employee based upon their personal performance and contributions to the success of the Corporation.

     The Salary Committee, which is comprised of the eight outside directors listed below, administers the compensation program. The Committee's objective is to establish a compensation policy that will enable the Corporation to attract, retain, motivate and reward executive officers who are critical to the success of the Corporation. The Committee believes that the existing compensation program accomplishes these objectives. The Committee determines annually the compensation of the executive officers, which includes the chief executive officer (the "CEO"), the senior vice presidents, the controller and other vice presidents. The Board of Directors ratifies all actions taken by the Committee as they relate to the compensation of the executive officers.

CEO and Named Executive Compensation

     The Board of Directors determined that the 1998 base compensation for the CEO, Mr. Theodore H. Reich, would be $175,006 based upon an Executive Employment Agreement that was adopted in January 1995. The 1998 base compensation for Mr. Ronald A. Walko was determined to be $109,473 based upon an Employment Agreement that was adopted in August 1991 and the base compensation for Mr. Hubert A. Valencik was determined to be $83,174 based upon an Employment Agreement that was adopted in October 1984. The Employment Agreements are described on the following pages.

Executive Officers

     Increases in the compensation of the other executive officers is determined by the Committee based upon, among other things, the following factors: earnings, return on assets, return on equity, total assets, and the quality of the loan portfolio of the Corporation and the Bank. Notwithstanding the foregoing, the Committee's determination is based upon a review of all information that it deems relevant in determining, with respect to each particular executive officer, the compensation to be paid to such officer.

     In addition to base salary, the executive officers of the Corporation and the Bank may participate in the annual and long term incentive plans, including stock options and bonuses that are granted to certain senior executive officers and a 401(k) plan. This plan is available to all qualified Bank employees.
<PAGE 12> The compensation opportunities that are available to the Bank's employees are influenced by market conditions, the individual's responsibilities, and the employee's contributions to the success of the Corporation. Employees are reviewed annually on a calendar basis. The Bank attempts to offer compensation that is comparable with that offered by other employers in our industry. The Corporation strives to meet its objectives and strategic goals by providing fair compensation to its employees.

                 Members of the Salary Committee

          Phillip H. Bower              Lynn S. Bowes

          William S. Frazier            James M. Furey, II

          Allan W. Lugg                 Jay H. McCormick

          R. Edward Nestlerode, Jr.     James E. Plummer

         COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. James E. Plummer retired from Jersey Shore State Bank in June 1995. He was the President of Lock Haven Savings Bank until April 1995. He is currently a member of the Salary Committee. Mr. Plummer has no disclosable relationships or related transactions with the Corporation or any other subsidiary. He is Secretary of the Board of Directors of the Bank.

              SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly dollar change in the cumulative shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1993 and ending December 31, 1998. The shareholder return shown on the graph below is not necessarily indicative of future performance.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

             Penns Woods Bancorp, Inc. Common Stock,
                 S&P 500 & Peer Group Index (1)


+ S&P 500     * Peer Group Index     ** Penns Woods Bancorp, Inc.

                                  1993      1994      1995      1996      1997     1998
S&P 500                         $100.00    101.35    139.30    171.21    228.25   290.70
Peer Group                      $100.00    115.37    124.50    137.38    193.09   225.95
Penns Woods Bancorp, Inc.       $100.00    119.55    140.02    173.48    277.84   502.04
          <PAGE 13>
(1) The Peer Group for which information appears above includes the following companies: ACNB Corporation; CNB Financial Corporation; Citizens and Northern Corporation; Drovers Bancshares Corporation; First West Chester Corporation; Franklin Financial Services Corp.; Hanover Bancorp Inc.; Penn Security Bank and Trust Company; Pennrock Financial Services Corp.; and Sterling Financial Corporation. These companies were selected based on four criteria: total assets between $350 million and $825 million; market capitalization greater than $60 million; headquarters located in Pennsylvania; and are quoted on the NASDAQ stock market. This is the same Peer Group Index as used in year ending December 31, 1997.

                 EXECUTIVE EMPLOYMENT AGREEMENTS

Mr. Theodore H. Reich

     In January 1995, the Corporation and the Bank entered into an Employment Agreement with Theodore H. Reich, Director, President and Chief Executive Officer of the Corporation and the Bank. Under the terms of the Employment Agreement, Mr. Reich will serve as President and Chief Executive Officer of the Corporation. The initial term of the Employment Agreement is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Employment Agreement that renewed in 1998, the Corporation or the Bank will pay an annual base salary of $175,006 to the executive. This base salary will be reviewed annually by the Board of Directors and will be subject to annual adjustments. In addition, the Board of Directors of the Corporation in its sole discretion provide for the payment of periodic bonuses to the executive.
The Employment Agreement also provides for the payment of severance benefits in the event of termination as result of death, disability or without cause as defined in the Employment Agreement by the Corporation or for Good Reason (as defined in the Employment Agreement) by the executive. In the event of the executive's termination as a result of his death, the Corporation or the Bank will make a lump sum payment to his estate in an amount equal to the highest of the base salaries paid to the executive over the three calendar years preceding his termination due to his death but in any event not less than $160,000. In the event of his termination as a result of disability, the Corporation or the Bank will pay to the executive annually an amount equal to his base salary in effect immediately prior to his termination because of a disability for a period of three years beginning on the date of such termination. However, payment of such amount will be reduced by the sum of any benefits payable to the executive under any disability plan of the Corporation or the Bank or under any government regulated plan. In the event of the termination by the executive for Good Reason (as defined in the Employment Agreement) or by the Corporation or the Bank without cause, the executive will receive annually for a period of three years following the date of
<PAGE 14> termination an amount equal to the highest of his base salaries over the three years preceding the date of his termination but in any event not less than $160,000 and an amount equal to the average of the three highest annual base salaries paid to the executive over the five years preceding the date of his termination. The Employment Agreement also requires the Corporation or the Bank to provide certain medical and health benefits to the executive and his spouse following his termination.

     The Employment Agreement also contains a covenant which restricts the ability of the executive to compete with the Corporation for a period of three years following his termination unless such termination was by the executive for Good Reason or by the Corporation or the Bank for other than cause.

Mr. Ronald A. Walko

     In August of 1991, Mr.Walko entered into an employment agreement with the Bank, pursuant to which Mr. Walko agreed to serve as Senior Vice President of Lending for the Bank. Under the terms of the Employment Agreement, he will receive an annual base salary of $95,420. The term of the Agreement was five years, subject to automatic renewal after each successive five year term. The Agreement was renewed in 1996 at the base salary noted.

     Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation. Mr. Walko has the right to terminate this agreement upon 60 days written notice to the Bank if he does not receive an increase in compensation on each annual anniversary date. The bank will also provide at its expense
Mr. Walko with an automobile for business purposes, annual membership at the Ross Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook.

     The Employment Agreement may be terminated by the Bank for cause, as defined in the agreement, whereby the Bank shall pay one-half the salary of Mr. Walko for the period of time between the date of termination and the end of term of the agreement, or the date Mr. Walko commences comparable employment on a full time basis elsewhere, whichever occurs first. If the agreement is terminated by the Bank without cause the Bank shall pay Mr. Walko his full salary for the period of time between the date of termination and the end of the term of the agreement, or the date Mr. Walko commences comparable employment elsewhere on a full time basis, whichever occurs first. If during the term of the agreement, Mr.Walko dies or becomes disabled, Mr. Walko or his estate shall be paid an amount equal to six months compensation or the balance due on this contract, whichever is less. If Mr. Walko terminates this agreement because he is reduced to a lessor stature and authority, the Bank shall pay the balance of all sums due under the contract up to the date of
<PAGE 15> termination.  If Mr. Walko voluntarily terminates his agreement for reasons other than changes in stature and authority, he shall not work for another banking institution having an office in Lycoming County, Pennsylvania for a one-year period after the date of termination.

Severance Agreement

     The Bank has entered into a severance agreement with Mr. Walko. Under the terms of the agreement, if the executive officer's employment is terminated within two years after a Change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses earned by him during the five calendar years preceding the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday. The Agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months, however, these will be reduced to the extent that comparable benefits are received by him from another employer during the corresponding period. In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday).

     During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation's programs then in effect. If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation through the date of termination and shall have no further rights under this Agreement thereafter. This Agreement will be in effect until Mr. Walko attains age 65 or until the Date of Termination, whichever occurs first.

Mr. Hubert A. Valencik

     In October 1984, Mr. Valencik entered into an employment agreement with the Bank, pursuant to which Mr. Valencik agreed to serve in the capacities as described by the Bank, at its discretion. The term of the original agreement was five years, subject to automatic renewal after each successive five year term. The Agreement may be terminated by Mr. Valencik or the
<PAGE 16> Bank if written notice of the intent not to renew the contract is provided to the other at least thirty days prior to the end of the term. The Agreement was last renewed in 1994. Under the terms of the Agreement, he will receive an annual base salary of $66,092 subject to annual increases.

     Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation. The Bank will also provide to Mr. Valencik, at its expense, an automobile for business purposes, annual membership at the Clinton Country Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook. If at any time this contract is not extended or renewed, the Bank shall at the time of termination pay Mr. Valencik six times the total monthly compensation being received by him at that time.

Severance Agreement

     The Bank has entered into a severance agreement with Mr. Valencik. Under the terms of the agreement, if the executive officer's employment is terminated within two years after a Change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses and other sums shown as compensation on his Form W-2, (excluding amounts that are attributable to stock options on the W-2) during the sixty month period ending on the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday. The Agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months, however, these will be reduced to the extent that comparable benefits are received by him from another employer during the corresponding period. In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday).

     During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation's programs then in effect. If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full <PAGE 17> compensation and all fringe benefits he was entitled to through the date of termination and shall have no further rights under this Agreement thereafter.

     This Agreement will be in effect until Mr. Valencik attains age 65.

                      CERTAIN TRANSACTIONS

     There have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any Director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with Directors and Officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

     Total loans outstanding from the Bank at December 31, 1998 to the Corporation's and the Bank's Officers and Directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,452,000 or approximately 7.5% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

                        LEGAL PROCEEDINGS

     In the opinion of the management of the Corporation and the Bank, there are no proceedings pending to which the Corporation and the Bank are a party or to which their property is subject, which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's and the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary, routine litigation incident to the business of the Corporation and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Bank by the government authorities.

              RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors of the Corporation has appointed the firm of Parente, Randolph, Orlando, Carey & Associates, certified public accountants (the "Auditors"), of Williamsport, Pennsylvania, as the Corporation's independent auditors for its 1999 fiscal year. Such appointment is being submitted to shareholders for ratification. Although the Board of Directors is submitting the appointment of Parente, Randolph, Orlando,
<PAGE 18> Carey & Associates, the Board reserves the right  to request proposals from various qualified Certified Public Accounting firms and to appoint Auditors to serve as the Corporation's independent public accountants based upon the submission of such proposals and approval by the Corporation's Board of Directors.

     The Auditors served as the Corporation's independent public accountants for the 1998 fiscal year, assisted the Corporation and the Bank with the preparation of their federal and state tax returns and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. The non-audit services were approved by the Corporation's and the Bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation's and the Bank's Board of Directors that there was no effect on the independence of the Auditors. The Corporation has been advised by the Auditors that none of its members has any financial interest in the Corporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted "FOR" ratification appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

     ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's Officers and directors, and any persons owning ten percent or more of the Corporation's Common Stock, to file in the personal capacities initial statements of ownership, statements of changes in ownership and annual statements of ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such ownership statements are required by SEC regulation to furnish the Corporation with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" be disclosed in the Corporation's proxy statement. Based solely on the Corporation's review of any copies of such statements received by it, the Corporation believes that during 1998, Theodore H. Reich and Hubert A. Valencik inadvertently neglected to file on a timely basis, a statement on changes of ownership.

                          ANNUAL REPORT

     A copy of the Corporation's Annual Report and Form 10-K for its fiscal year ended December 31, 1998 is enclosed with this Proxy Statement. A representative of Parente, Randolph, Orlando, Carey & Associates, the accounting firm which examined the
<PAGE 19> financial statements in the Annual Report, will attend the Annual Meeting. This representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

                      SHAREHOLDER PROPOSALS

     Securities and Exchange Commission Regulations permit shareholders to submit proposals for consideration at Annual Meetings of Shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 2000, must be submitted in writing to the President of Penns Woods Bancorp, Inc. at its principal executive office, 300 Market Street, P.O. Box 967, Williamsport, PA 17703-0967, on or before November 24, 1999, and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that Meeting.

                          OTHER MATTERS

     The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any other matters properly come before the Meeting, or any adjournments thereof, the holder(s) of any Proxy is (are) authorized to vote thereon at their discretion.

                     ADDITIONAL INFORMATION

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED December 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM THEODORE H. REICH, PRESIDENT, PENNS WOODS BANCORP, INC.


                              By Order of the Board of Directors



                              Theodore H. Reich
                              President and
                              Chief Executive Officer

Dated:  March 25, 1999  <PAGE 20>